Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1/A-2, of our report dated March 30, 2021 related to the financial statements of Electromedical Technologies, Inc. as of December 31, 2020 and 2019 and for the years then ended, which includes an explanatory paragraph as to Electromedical Technologies, Inc.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon
San Diego, California
January 13, 2022